AMENDED AND RESTATED

                                 TRUST AGREEMENT

                                 By and Between

                        AIR PRODUCTS AND CHEMICALS, INC.,

                                   as Grantor

                                       and

                                 PNC BANK, N.A.

                       (formerly PROVIDENT NATIONAL BANK),

                                   as Trustee



                           Dated as of August 1, 1999

     ---------------------------------------------------------------------

                          Defined Benefit Pension Plans


                                      INDEX

                                                                           Page
                                                                           ----

                                    ARTICLE I

                            THE TRUST AND TRUST FUND


1.01  The Trust...........................................................   2

1.02  Investment of the Trust Fund........................................   3


                              ARTICLE II

                  USE AND RELEASE OF THE TRUST FUND:
                    PAYMENTS AND RETURN OF SURPLUS

2.01  Use of Trust Fund; Benefit Calculation Schedule and
      Participant Information.............................................   6

2.02  Payments to Participants............................................   7

2.03  Payments to Creditors...............................................  10

2.04  Sufficiency of Trust Fund...........................................  11

2.05  Surplus Assets......................................................  11

2.06  Trust Actuary Determinations, etc...................................  12


                              ARTICLE III

                                TRUSTEE

3.01  Duties and Responsibilities.........................................  12

3.02  Legal Counsel.......................................................  13

3.03  Trust Books and Records.............................................  13

3.04  Removal or Resignation of the Trustee and Designation of Successor
      Trustee.............................................................  14

3.05  Reliance by Trustee; Third Parties..................................  15


                                      (i)


                                 INDEX
                                                                           Page
                                                                           ----


3.06  Inability of Company to Act.........................................  15

3.07  Indemnity...........................................................  15


                              ARTICLE IV

                    TRUST FUND TAXES; TRUSTEE FEES;
                  OTHER COSTS OF TRUST ADMINISTRATION

4.01  Trust Fund Taxes....................................................  16

4.02  Trustee Fees; Other Trust Administration Expenses...................  16


                               ARTICLE V

                          CERTAIN DEFINITIONS

5.01  Change in Control or Change in Control of the Company...............  17

5.02  Company Stock.......................................................  19

5.03  Company Stock Agreement.............................................  19

5.04  Current Plan Termination Liability..................................  19

5.05  Designated Beneficiary..............................................  19

5.06  Determination of Taxability.........................................  19

5.07  Insolvent...........................................................  20

5.08  Letter of Credit....................................................  20

5.09  Minimum Trust Amount................................................  21

5.10  Participant Information.............................................  21

5.11  Participant Representatives.........................................  21

5.12  Savings Plan........................................................  22

5.13  Trust Actuary.......................................................  22

                                      (ii)


                                      INDEX

                                                                           Page
                                                                           ----
                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

6.01  Termination........................................................  22

6.02  Amendment and Waiver...............................................  23

                              ARTICLE VII

                          GENERAL PROVISIONS

7.01  Further Assurances.................................................  24

7.02  Entire Agreement; Severability.....................................  24

7.03  Notices, etc.......................................................  24

7.04  Trust Beneficiaries................................................  25

7.05  Necessary Parties in Actions Affecting the Trust...................  26

7.06  Successors; Non-Alienation.........................................  26

7.07  Parties Interested Herein..........................................  27

7.08  No Personal Liability; Indemnification of Participant
      Representatives....................................................  27

7.09  Texts of Plans and Plan Amendments.................................  28

7.10  Titles.............................................................  28

7.11  Applicable Law.....................................................  28

7.12  Counterparts.......................................................  29


                                     (iii)

                      AMENDED AND RESTATED TRUST AGREEMENT


     AMENDED AND RESTATED TRUST AGREEMENT, by and between AIR PRODUCTS AND CHEMICALS, INC., a Delaware corporation (the "Company"), and PNC BANK, N.A. (formerly Provident National Bank), a national banking association, as trustee (the "Trustee"), said trust agreement initially dated as of December 1, 1987, and with the consent of the "Participant Representatives", as defined in
Article V hereof, amended and restated effective October 31, 1989 and further amended by Amendment Nos. 1, 2, 3, and 4 as of April 25, 1991, April 30, 1993, May 1, 1995 and May 1, 1997, which amendments reflected, among other things, changes in the "Trust Amount" as defined in Article V hereof, and delivery to the Trustee of amendments of the "Letter of Credit", as defined in Article V hereof, extending the term and changing the amount of the Letter of Credit;

     WHEREAS, the Company is obligated under the plan and agreements listed on Exhibit A hereto (together, the "Plans") to provide benefits to certain employees and past employees of the Company and certain of its subsidiaries (together with their "Designated Beneficiaries", as defined and provided in Article V hereof, the "Participants");

     WHEREAS, the payment of benefits to be made and the obligations of the Company under the Plans are not funded or otherwise secured and the Company desires to assure that future payment of said benefits will not be improperly withheld for any reason including in the event of a "Change in Control of the Company", as defined in Article V hereof;

     WHEREAS, for purposes of providing greater assurance that such benefits will not be improperly withheld, the Company entered into the Amended and Restated Trust Agreement with the Trustee and deposited with the Trustee the cash and other property described in Subsection 1.01(a) below, and may deposit with the Trustee, subject only to the claims of the Company's general creditors, amounts of cash and other property sufficient to pay accrued benefits under the Plans;

     WHEREAS, the Company and the Trustee have determined to again amend and restate the Amended and Restated Trust Agreement, again with the consent of the Participant Representatives, effective August 1, 1999 as set forth herein (and referred to hereinafter as the "Trust Agreement") to, among other things, provide for increasing the Trust Amount and permit the contribution to and investment of Trust assets prior to a Change in Control in the form of "Company Stock", as defined in Article V hereof, in addition to Letters of Credit and cash;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                            THE TRUST AND TRUST FUND

     SECTION 1.01   The Trust.

     (a) Establishment of Trust and Funding of Trust Amount. The Company established with the Trustee a trust (the "Trust") to consist of such sums of money and/or assets including Letters of Credit and "Company Stock Agreements", as defined in Article V hereof, as shall from time to time be paid or delivered to the Trustee (less such amounts distributed from the Trust pursuant to Sections 2.02, 2.03, 2.05 and 4.02 hereof or otherwise pursuant to the terms of this Trust Agreement), in whatever form held or invested as provided herein (the "Trust Fund"). The Company, concurrently with the establishment of the Trust, delivered to the Trustee to be held in the Trust $100.00 in cash and a Letter of Credit in the amount of twenty-nine million dollars ($29,000,000.00); and most recently, on May 1, 1999, delivered to the Trustee an amendment to the Letter of Credit increasing the amount of the Letter of Credit to the amount of sixty million dollars ($60,000,000.00) (the "Trust Amount") to cover the "Current Plan Termination Liability", as defined in Article V hereof. The Trust Amount may be increased at any time by written notice to the Trustee from the Company and contribution of assets to the Trust sufficient to pay such increased Trust Amount, such increase to be effective, and this Subsection 1.01 to be amended as of, the date of written acceptance by the Trustee of such notice and contribution of assets.

     (b) Maintenance of Trust Amount. The Trust Fund shall at all times be maintained at a level at least equal to the Trust Amount except as otherwise provided in Subsection 1.01(c). Accordingly, the Company shall be obligated to immediately reimburse the Trust for any Trust assets used to pay expenses of Trust administration or Plan benefits and shall reimburse the Trust for amounts paid in satisfaction of claims of the Company's general creditors as required by and in accordance with Section 2.03 hereof, so that the Trust Fund is promptly restored to at least the Trust Amount following any such payments from the Trust. Furthermore, in the event that the Trustee receives notice at any time from the issuing bank that, or with the effect that, the Letter of Credit will terminate prior to the end of the then-current term thereof, or if the Trustee has not received a replacement Letter of Credit on or before the eleventh (11th) day prior to the scheduled expiration of the term of the existing Letter of Credit, and the Company has not, by the eleventh (11th) day prior to the early termination or scheduled expiration of the Letter of Credit contributed cash and/or Company Stock to the Trust Fund equal to the Trust Amount, the Trustee shall, in the event of receipt of such notice from the issuing bank, immediately, and in the event of failure to replace the Letter of Credit prior to its scheduled expiration, on the day next following such eleventh (11th) day (or on such later day which is the earliest day upon which the Letter of Credit will permit) draw the entire amount covered by such existing Letter of Credit.

     (c) Ongoing Funding. The Company may, but shall have no obligation to, make additional contributions to the Trust from time to time, except that upon a Change in Control the Company shall be obligated to immediately, without notice or demand, contribute cash to the Trust in an amount equal to the Trust Amount. If the Trustee has not received payment of the Trust Amount in immediately available funds by 10:30 a.m. Eastern Standard or Daylight Savings Time (whichever is prevailing in Philadelphia, Pennsylvania) on the day on which the Change in Control of the Company occurs, the Trustee shall immediately draw the entire amount covered by any Letter of Credit and/or make a written demand for contribution to the Trust of any Company Stock reserved under a Company Stock Agreement addressed to the Board of Directors and chief executive officer of the Company, with a copy thereof to the Participant Representatives and the transfer agent and registrar for the Company Stock.

     In addition, if at any time the Company calculates the Current Plan Termination Liability and the amount equal to 200% of the Current Plan Termination Liability as so calculated is certified by the "Trust Actuary," as defined in Article V hereof, to be less than the Trust Amount, such amount shall constitute the new Trust Amount thereafter required to be maintained in the Trust Fund. Upon receipt, prior to a Change in Control of the Company, by the Trustee of a written direction from the Company to reduce any Letter of Credit then held in the Trust accompanied by the Trust Actuary's certification of the new Trust Amount, the Trustee shall give notice to the issuing bank under the Letter of Credit to reduce the amount payable under such Letter of Credit to the amount of the new Trust Amount.

     (d) Form of Contributions to and Reimbursements of the Trust. Any contribution to or reimbursement of the Trust made by the Company as required or permitted under Subsections 1.01(a), 1.01(b) or 1.01(c) may be made in whole or in part in the form of cash, by delivery or amendment of a Letter of Credit, and/or in the form of Company Stock except that the required contribution provided for in the first sentence of Subsection 1.01(c) shall be made in cash.

     SECTION 1.02   Investment of the Trust Fund.

     (a) Prior to a Change in Control. The Trust Fund shall be received, held, managed, disbursed and otherwise administered by the Trustee as provided in this Trust Agreement, and shall be invested and reinvested by the Trustee only in cash, cash equivalents, Letters of Credit and/or in Company Stock.

     The Trust is intended to be a grantor trust within the meaning of
Section 671 of the Internal Revenue Code (the "Code") and, except as hereinafter permitted in this Subsection 1.02(a), all interest and dividends earned on the investment of the Trust Fund shall be the property of the Company and shall not constitute a part of the Trust Fund. The interest and dividends earned in any calendar quarter shall be paid over to the Company by the Trustee as promptly as practicable after the end of each quarter or, at the option of the Company exercisable by delivering notice to the Trustee, shall be contributed to the Trust Fund.

     (b) On and After a Change in Control. Subject to the terms of this Trust Agreement, the Trustee shall have complete and sole discretion and responsibility for the investment and reinvestment of the Trust Fund. Following receipt of any contribution of cash from the Company or the draw of proceeds under any Letter of Credit, the proceeds thereof while held in the Trust Fund shall be invested by the Trustee pending payment to Participants, taking into account, among other things, the timing and amount of anticipated cash requirements for payments required to be made from the Trust Fund, only in:

        (i) government obligations, meaning direct obligations of, or obligations the timely payment of the principal of and the interest on which are unconditionally guaranteed by, the United States of America;

        (ii) government agency obligations, meaning direct obligations (including bonds, notes or participation certificates) of, or obligations the timely payment of the principal of and the interest on which are unconditionally guaranteed by, any of the following instrumentalities or agencies of the United States of America: Federal Home Loan Bank System; Export-Import Bank of the United States; Federal Financing Bank; Government National Mortgage Association; Farmers Home Administration; Federal Home Loan Mortgage Corporation; Federal Housing Administration; Private Export Funding Corporation; Tennessee Valley Authority; or Federal National Mortgage Association;

        (iii) state government obligations meaning direct and general obligations of any state of the United States on which the full faith and credit of the state is pledged and which are rated in the highest rating category by Moody's Investors
        Service, Inc. or Standard & Poors Corporation; and

        (iv) interest-bearing demand or time deposits with, negotiable certificates of deposit issued by, or any short term investment in a common, collective or commingled trust fund or pooled investment fund maintained by a national banking association or a state bank or trust company which is a member of the Federal Deposit Insurance

        Corporation or a savings and loan association which is a member of the Federal Savings and Loan Insurance Corporation, in any case with a combined capital and surplus of at least $100,000,000.

     The Trustee shall not be liable for any loss of income due to liquidation of any investment, including without limitation Company Stock, which the Trustee, in its sole discretion, believes necessary to make payments or to reimburse expenses under the terms of this Trust Agreement. All interest and other amounts earned on the investment of the Trust Fund shall constitute a part of the Trust Fund.

     (c) Exercise of Rights Under Letters of Credit. Whether before or after a Change in Control of the Company, the Trustee shall exercise its rights as beneficiary of, and take all action reasonably necessary to enforce, the Letter of Credit as required or permitted hereunder and in accordance with the terms thereof, and will draw on the Letter of Credit whenever and to the fullest extent permitted by the terms thereof, without regard to whether the Company has directed the Trustee to take any such action or to refrain from taking any such action, and shall, to the maximum extent permitted by applicable law, be fully protected in doing so. The proceeds of any Letter of Credit shall be held, invested and disbursed by the Trustee as provided in this Trust Agreement.

     (d) Certain Rights Regarding Company Stock Registered in the Name of the Trustee for the Benefit of the Trust.

         (i) Voting Rights. The Trustee shall follow the directions of participants in the "Savings Plan," as defined in Article V hereof, with respect to the manner of voting of Company Stock held by the Trust on each matter pending before an annual or special meeting of stockholders of the Company or any action by written consent of stockholders in lieu of a meeting. In connection with any such meeting of stockholders or action by written consent in lieu of a meeting, the Trustee shall obtain from the Savings Plan trustee certification of the directions received from the Saving Plan participants (in the aggregate and not identifying any individual direction) directing the Savings Plan trustee whether and how to vote, abstain or act by written consent with respect to the Company
         Stock held by the Savings Plan. Upon receipt by the Trustee of such certification, the Trustee shall, on each such matter, vote, abstain or act by written consent with respect to the shares of Company Stock held by the Trust in the same proportion and manner as the Saving Plan participants directed the Savings Plan trustee with respect to the Company Stock held by the Savings Plan.

         (ii) Tender or Exchange Offer. If a tender or exchange offer is commenced for Company Stock, the Trustee shall obtain from the Savings Plan trustee certification of the directions received from the

         Savings Plan participants directing the Savings Plan trustee whether to tender or exchange the Company Stock held by the Savings Plan.
         Upon receipt by the Trustee of such certification, the Company Stock held by the Trustee shall be tendered or exchanged, or not tendered or exchanged, by the Trustee in the same proportion and manner as the Savings Plan participants directed the Savings Plan trustee with respect to the Company Stock held by the Savings Plan.

         (iii) Confidentiality. All voting and other actions taken pursuant to the foregoing paragraphs (i) and (ii) of Subsection 1.02 (d), and the contents of any certification of directions received by the Savings Plan trustee as contemplated by such paragraphs (i) and (ii), shall be held confidential by the Trustee and shall not be divulged or released to any person, including officers and employees of the Company and its affiliates (other than (x) agents of the Trustee who are not affiliated with the Company or its affiliates or (y) by virtue of the execution by the Trustee of any proxy, consent or letter of transmittal for the shares of Company Stock held in the Trust).

         (iv) Trustee Action. The Trustee shall not make any recommendations regarding the manner of exercising any rights under this Subsection 1.02(d), including whether or not any rights should be exercised.

                                   ARTICLE II
                       USE AND RELEASE OF THE TRUST FUND:
                         PAYMENTS AND RETURN OF SURPLUS


     SECTION 2.01 Use of Trust Fund; Benefit Calculation Schedule and Participant Information.

     (a) General. Except as provided in Subsection 2.02(a) and Section 2.05 as to surplus assets, Section 2.03 as to Company creditors, and Section 4.02 as to Trustee fees and other Trust administration expenses, the Trust Fund shall be used solely to pay Plan benefits to Participants.

     (b) Benefit Calculation Schedule and Participant Information. Attached hereto as Exhibit B is a schedule (said schedule,, together with all documents and materials attached thereto as annexes or referred to therein as having been provided to the Trustee by the Company, being hereinafter referred to as the current "Benefit Calculation Schedule") describing as of the date hereof how to calculate the basic or primary form of benefit and all alternative or optional forms of benefits payable under the applicable Plan. In addition, the Company has provided to the Trustee the "Participant Information" as defined in
Article V hereof,
which is complete and accurate as of December 31, 1998, or such later date as indicated therein. During the first calendar quarter of each calendar year beginning with calendar year 2000, the Company has and shall continue to provide the Trustee with any revisions to the Benefit Calculation Schedule and updated Participant Information, in each case as of the end of the immediately preceding calendar year.

     The Company may update the preceding annual Benefit Calculation Schedule and/or Participant Information as of a date subsequent to the preceding calendar year end at any time by providing an updated Benefit Calculation Schedule and/or Participant Information to the Trustee, and shall do so promptly upon a Change in Control. However, after a Change in Control, no additions to or deletions from the list of Plans covered by this Trust Agreement or to or from the Participant Information or any change in the description of how to calculate benefits included in the Benefit Calculation Schedule shall be permitted without the written consent of the Participant Representatives. If the Company should fail to provide to the Trustee any Benefit Calculation Schedule or Participant Information required hereby, the Participant Representatives may do so and the Trustee shall provide a copy thereof to the Company.

     SECTION 2.02   Payments to Participants.

     It is expected that any amount payable to any Participant under a Plan will be satisfied and paid by the Company, in whole or in part, from its general funds.

     (a) Prior to a Change in Control. However, Plan benefits which remain unpaid for 30 days after receipt by the Company from the Trustee of a "Payment Demand", as defined in this Subsection 2.02(a), shall be paid from the Trust Fund, subject to reduction in the event of insufficiency of the Trust Fund as provided in Section 2.04, and the Trustee shall liquidate assets of the Trust Fund to make such payment or payments, including by drawing under any Letter of Credit or selling Company Stock registered in the name of the Trustee for the benefit of the Trust. As to Company Stock reserved under a Company Stock Agreement, the Trustee shall make a written demand for contribution of such Company Stock addressed to the Board of Directors and chief executive officer of the Company, with a copy thereof to the Participant Representatives and the transfer agent and registrar for the Company Stock.

     For purposes hereof, a "Payment Demand" is a written demand for payment executed by the Trustee stating that the Trustee has received

         (i) a written notice from the Participant Representatives of the Company's failure to make a benefit payment or payments owing to a Participant under a Plan after the Participant's written request to the Company's Plan Administrator for such payment, and

         (ii) a written certification by the Trust Actuary, based upon the Benefit Calculation Schedule and Participant Information then applicable to the Plan, of the amount of and time at which such payment or payments were due and that the Trust Amount is sufficient (or the extent to which it is insufficient) to make such payment or payments in accordance with Section 2.04.

     In addition, upon a "Determination of Taxability", as defined in Article V hereof, except if this Trust Agreement is revoked as permitted by Section 6.01, the Company shall either pay from its general funds or instruct the Trustee to pay an amount from the Trust Fund to each Participant equivalent to the amount previously included or which will be required to be included in the Participant's gross income for federal income tax purposes with respect to the Trust Fund, as well as an amount equivalent to the sum of all interest, penalties, additions to tax and similar amounts which such Participant owes or will owe with respect to the Trust Fund to all federal, state and local tax authorities (together, "Tax Penalties"). After such payment has been made in full, the Trustee shall return the remaining assets then comprising the Trust Fund to the Company, whereupon the Trust shall be terminated.

     Company Stock registered in the name of the Trustee for the benefit of the Trust shall be transferred by the Trustee, and/or sold by the Trustee to obtain cash for transfer, to pay Plan benefits. To facilitate any such sales of such Company Stock, the Company shall register under the Securities Act of 1933, as amended (the "1933 Act"), such Company Stock as the Trustee may direct. The Trustee shall have no obligation to sell the Company Stock until such registration is complete. If the Trustee is required to sell Company Stock, the Trustee may engage agents to effect such sales and shall be reimbursed for the reasonable fees and expenses of such agents in accordance with Section 4.02.

     (b) On and After a Change in Control. Following the termination of employment of any Participant and the delivery to the Trustee by the Company or by the Participant of a written notice of such termination and, if applicable, the election by the Participant of the form available under the Plan in which his Plan benefit is to be paid, the Trustee shall within ten days after the receipt thereof by the Trustee,

         (i) provide a copy of such notice of termination and election of form of benefit to the Participant or the Company, as applicable, and to the Participant Representatives and the Trust Actuary, and

         (ii) direct the Trust Actuary to calculate or verify the Plan benefit to which the Participant is entitled as soon as possible, based upon the

         Benefit Calculation Schedule and Participant Information then applicable to the Plan.

     The Trustee shall thereafter pay such benefit to the Participant in the form, amount or amounts and at the time or times specified by the Trust Actuary in writing to the Trustee, to the extent not paid by the Company from its general funds and subject to the sufficiency of the Trust Fund as provided in
Section 2.04 at the time said payment or payments are due.

     In addition, upon a Determination of Taxability, the Trustee shall pay to the Participants all of the assets comprising the Trust Fund in proportion to the amounts previously included or which will be required to be included in each respective Participant's gross income for federal income tax purposes with respect to the Trust Fund as specified in writing by the Trust Actuary, whereupon the Trust shall be terminated.

     (c) Withholding Taxes. The Trustee, whether on its own behalf or on behalf of the Company, has the right and duty and shall deduct from each payment under this Section 2.02 any federal, state or local withholding or other taxes or charges which the Trustee or the Company may from time to time be required to deduct under applicable laws, and shall pay over to the appropriate government authority the amounts so withheld. The Trustee will notify the Company of any withholding it makes.

     (d) Effect on Plan Rights. Distributions made from the Trust Fund to a Participant in respect of Plan benefits shall satisfy the Company's contractual obligation to pay benefits to such Participant under the respective Plan to the extent of the sum of (i) any payments received by the Participant from the Trust under Subsection 2.02(a) or 2.02(b) hereof and (ii) the amounts withheld by the Trustee in accordance with Subsection 2.02(c) hereof; provided, however, that in the event of a distribution upon a Determination of Taxability, the amount of such distribution which is equivalent to the sum of (x) all Tax Penalties and
(y) all additional federal, state and local taxes which would be owed by the Participant with respect to a reimbursement payment for such Tax Penalties, shall not satisfy the Company's obligation to pay benefits to such Participant under the Plans unless and until the Company pays to such Participant, in addition to Plan benefits, the amounts described in clauses (x) and (y) above from the Trust Fund or from its general assets. The payment of Plan benefits to a Participant from the Trust Fund on a reduced basis because of the insufficiency of the Trust Fund at the time of such payment or payments, as provided in Section 2.04 hereof, shall not alter, affect or detract in any way from the Participant's right to receive the remainder of his Plan benefits from, and to enforce said right against, the Company. Except for payments made as a result of a Determination of Taxability, the payment of benefits from this Trust shall be as provided for in the Plans and payments from this Trust shall be consistent with the Plans as to timing and maximum amount.

     SECTION 2.03   Payments to Creditors.

     At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company as set forth in this Section 2.03, and at any time the Trustee has actual knowledge, or has determined, that the Company is "Insolvent," as defined in
Article V hereof, the Trustee shall suspend any further payments from the Trust Fund to Participants and will hold the Trust Fund for the benefit of the Company's general creditors. The Board of Directors and the chief executive officer of the Company shall each have the duty to inform the Trustee of the Company's Insolvency. If the Company or a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall independently determine, within 30 days after receipt of such notice, whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payments of Plan benefits to Participants, shall hold the Trust assets for the benefit of the Company's general creditors, and shall resume payments of Plan benefits to Participants in accordance with this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, if the Trustee initially determined the Company to be Insolvent).

     Unless the Trustee has actual knowledge of the Company's Insolvency or has reason to believe that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's Insolvency as may be furnished to the Trustee which will give the Trustee a reasonable basis for making a determination concerning the Company's solvency. Nothing in this Trust Agreement shall in any way diminish any rights of any Participant to pursue his rights as a general creditor of the Company with respect to Plan benefits or otherwise.

     If the Trustee discontinues payment of benefits from the Trust pursuant to this Section 2.03 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments which would have been made to any Participant during the period of such discontinuance, less the aggregate amount of payments made to such Participant by the Company from its general assets during any such period of discontinuance. Such amount, if any, shall be paid together with interest thereon at the prime rate as determined by the Trustee for the period.

     Any assets of the Trust applied to the satisfaction of claims of general creditors pursuant to this Section 2.03 shall, upon a determination by the Trustee that the Company is no longer Insolvent, be immediately reimbursed to the Trust by the Company, together with interest thereon at the rate specified in the preceding paragraph of this Section 2.03.

     SECTION 2.04   Sufficiency of Trust Fund.

     To the extent provided herein, the Trust Fund shall be used to pay Plan benefits to Participants in accordance with and in such forms, including lump sums, provided for under the respective Plan, all as such benefits may become due and payable from time to time under the terms of the applicable Plan; provided, however, that if at any time the fair market value of the Trust Fund is less than the Minimum Trust Amount, the amount to be paid to each such Participant from the Trust Fund at such time shall be reduced in proportion to the ratio which the aggregate fair market value of the Trust Fund bears to the applicable Minimum Trust Amount.

     Such reduction of benefit payments shall continue until such time as the Trust Fund is again at least equal to the applicable Minimum Trust Amount or represents a larger ratio of the Current Plan Termination Liability. Thereupon, after payment in full (or at the higher ratio) of any Plan benefit payments which had previously been curtailed under this Section 2.04 and which have not otherwise been paid by the Company, together with interest thereon at the prime rate as determined by the Trustee for the period of nonpayment, the Trustee shall resume making Plan benefit payments in full (or at a larger ratio permitted under the terms of the preceding paragraph of this Section 2.04).

     Following a Change in Control, the Trustee shall value the Trust Fund and direct the Trust Actuary to calculate the Minimum Trust Amount as of the end of each calendar quarter, promptly following the end of each calendar quarter. The Trustee shall be entitled to apply the resulting ratio to Plan benefits which may be paid from the Trust Fund to all benefit payments made until the next such required valuation by the Trustee and calculation by the Trust Actuary.

     Notwithstanding the foregoing provisions of this Section 2.04, the Trustee shall have the right to pay all or an amount constituting a higher ratio of Plan benefits from the Trust Fund pursuant to the written direction of the Participant Representatives or if, upon the advice of the Trust Actuary, the Trustee believes that such an increase in current Plan benefit payments will not result in insufficient Trust assets to pay all remaining Plan benefits as and when due, for instance, when some but not all of the Plans have been terminated as defined in Section 5.07 hereof.

     SECTION 2.0    Surplus Assets.

     After payment in full of all Plan benefits in accordance with the Plans and payment of all expenses of administration of the Trust, including any fees that may be expected to be incurred in terminating the Trust, the Trustee shall deliver to the Company any remaining surplus assets of the Trust Fund.

     SECTION 2.06   Trust Actuary Determinations, etc.

     In connection with any certification, determination, calculation or verification of Plan benefits required to be made by the Trust Actuary as provided in Section 2.02 or of the Trust Amount or the "Minimum Trust Amount", as defined in Article V hereof, required to be made by the Trust Actuary under Subsection 1.01(c) or Section 2.04, respectively, the Trust Actuary shall be permitted to apply and rely on any administrative procedures and assumptions as to which the Trust Actuary and Participant Representatives agree, including without limitation, assumptions updating any such calculation to the date of payment from the date of the information contained in the most recent applicable Benefit Calculation Schedule and Participant Information. In addition, the Trust Actuary may require the Trustee to engage tax counsel acceptable to the Participant Representatives and/or the Company's or its successor's independent auditors to assist in the determination of the amounts payable to each Participant upon a Determination of Taxability as provided in Subsection 2.02(b) hereof.


                                   ARTICLE III
                                     TRUSTEE

     SECTION 3.01   Duties and Responsibilities.

     The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement and no implied covenants or obligations shall be read into this Trust Agreement against the Trustee. The Trustee shall not be liable for any act taken or omitted to be taken hereunder if taken or omitted to be taken by it in good faith.

     If, pursuant to Section 2.03 hereof or otherwise, all or any part of the Trust Fund is at any time attached, garnished or levied upon by any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by a court affecting such property or any part thereof, then and in any of such events the Trustee shall give notice thereof to the Company and is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and it shall not be liable to the Company (or any of its subsidiaries) or any Participant by reason of such compliance even though such order, writ, judgment or decree subsequently may be reversed, modified, annulled, set aside or vacated.

     SECTION 3.02   Legal Counsel.

     The Trustee may engage legal counsel, including, prior to a Change in Control, counsel to the Company, and consult with such counsel with respect to the construction of this Trust Agreement, the duties of the Trustee hereunder, the transactions contemplated by this Trust Agreement or any act which the Trustee proposes to take or omit, and rely upon the advice of such counsel.

     SECTION 3.03   Trust Books and Records.

     (a) Maintenance; Inspection; Annual Statements. The Trustee shall maintain such books, records and accounts as may be necessary for the proper administration of the Trust Fund. During any period, whether before or after a Change in Control, when the Trust Fund is comprised of assets other than the $100.00 in cash initially contributed to the Trust, earnings thereon, a Letter of Credit and/or Company Stock reserved under a Company Stock Agreement (a "Funded Period"), the Trustee shall maintain accounts of all its receipts, investments, disbursements, and other transactions and proceedings under this Trust Agreement. Such person or persons as the Company shall designate shall be allowed to inspect and audit such books of account of the Trustee relating to the Trust Fund upon request at any reasonable time during business hours.

     Within 30 days after the close of each fiscal year of the Company during which any Funded Period occurred, the Trustee shall transmit to the Company and certify to the accuracy of, a written statement of its accounts and proceedings with respect to the Trust Fund for such year, which statement shall include a statement of assets and liabilities aggregated by categories and valued at fair market value as of the close of the year in question, and the net assets available for Plan benefits, including a statement of receipts and disbursements during the year, aggregated by general source and application.

     (b) Additional Duties on and After a Change in Control. The Trustee shall continue to be obligated to keep the books and records, permit audit and inspection thereof, and to provide the annual written statements provided for in Subsection 3.03(a) above, and shall in addition provide a copy of such annual statements to, and shall permit audit and inspection of its books and records by, such person or persons as are designated to the Trustee in writing by the Participant Representatives.

     (c) Settlement of Accounts. Notwithstanding any other provision of this Trust Agreement, in the event of the termination of the Trust, or the resignation or discharge of the Trustee, the Trustee shall have the right to a settlement of its accounts, which accounting may be made, at the option of the Trustee, either (i) by a judicial settlement in a court of competent jurisdiction or (ii) by agreement of settlement, release and indemnity from the Company to the Trustee with the written consent of the Participant Representatives.

     (d) Valuation of Company Stock. The Trustee shall value Company Stock at its fair market value for purposes of valuing the Trust Fund under any provision of this Trust Agreement including without limitation for preparing the reports, tax returns and filings contemplated by this Section 3.03 or Section 4.01. Fair market value shall mean for this purpose the closing price of a share of Company Stock on the trading day immediately preceding the date as of which said value is to be presented in such report, tax return or filing, as reported in the Wall Street Journal on the composite tape for issues listed on the New York Stock Exchange.

     SECTION 3.04 Removal or Resignation of the Trustee and Designation of Successor Trustee.

     (a) Removal. At any time prior to a Change in Control, the Company may remove the Trustee with or without cause, upon at least 60 days' notice in writing to the Trustee. The necessity for such prior notice may be waived by the mutual agreement of the Trustee and the Company. Within 60 days after any such notice of removal to the Trustee or prior to any earlier removal of the Trustee, the Company shall designate a successor Trustee qualified to act hereunder. At any time on or after a Change in Control, the Trustee may not be removed except by order of a court having competent jurisdiction or by written direction of the Participant Representatives.

     (b) Resignation. The Trustee may resign at any time upon at least 60 days' notice in writing to the Company and, if the Trustee resigns prior to a Change in Control, the Company shall appoint a Successor Trustee qualified to act hereunder within 60 days after such notice of resignation. If the Company is unable to act or fails to appoint a Trustee, the Participant Representatives may appoint the Trustee. If the Trustee resigns at any time on or after a Change in Control, then the Trustee's resignation shall become effective only after the Trustee has designated a successor Trustee qualified to act hereunder with the written consent of the Participant Representatives. If the Trustee is unable to obtain such consent, it shall be entitled to petition a court of competent jurisdiction to appoint its successor, and the Trustee shall continue to serve until its successor accepts the Trust and receives delivery of the Trust Fund.

     (c) Final Statement of Accounts. In the event of such removal or resignation, the Trustee shall duly file with the Company prior to a Change in Control, or a person or persons designated in writing by the Participant Representatives after a Change in Control, a written statement or statements of accounts and proceedings as provided in Subsection 3.03(a) hereof for the period since the last previous annual accounting for each Plan.

     (d) Powers of Successor; Assignment of Trust Fund. Each such successor Trustee, during such period as it shall act as such, shall have the powers and duties herein conferred upon the initial Trustee, and the word "Trustee" wherever used herein, except where the context otherwise requires, shall be deemed to include any successor Trustee. Upon designation of a successor Trustee and delivery to the resigned or removed Trustee of written acceptance by the successor Trustee of such designation, such resigned or removed Trustee shall promptly assign, transfer, deliver and pay over to such Trustee, in conformity with the requirements of applicable law, the funds and properties in its control or possession then constituting the Trust Fund.

     (e) Requirements as to Trustee. The Trustee and any successor thereto appointed hereunder shall be a commercial bank which is not an affiliate of the Company, but which is a national banking association or established under the laws of one of the states of the United States, and which has a combined capital and surplus of at least $100,000,000.

     SECTION 3.05   Reliance by Trustee; Third Parties.

     The Trustee shall be fully protected in acting or omitting to act in reliance upon any instrument, certificate, letter or other document which it believes to be genuine. A third party dealing with the Trustee shall not be required to make inquiry as to the authority of the Trustee to take any action nor be under any obligation to follow the proper application by the Trustee of the proceeds of sale of any property sold by the Trustee or to inquire into the validity or propriety of any act of the Trustee.

     SECTION 3.06   Inability of Company to Act.

     If at any time the Company shall be incapable for any reason of giving instructions, directions or authorizations to the Trustee as herein provided, the Trustee may act without such instructions, directions or authorizations as it, in its discretion, shall deem appropriate or advisable under the circumstances for carrying out the provisions of the Plans or this Trust Agreement; provided, however, that the Trustee shall notify the Company in writing of any such actions taken pursuant to this Section 3.06.

     SECTION 3.07   Indemnity.

     The Company shall pay and shall protect, indemnify and save harmless the Trustee and its officers, employees and agents from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of any nature arising from or relating to any action by or any failure to act by the Trustee, its officers, employees or agents or the transactions contemplated by this Trust Agreement, including, but not limited to, any claim made by a Participant with respect to payments made or to be made by the Trustee, and any claim made, whether before or after a Change in Control, by the Company or its successor that this Trust Agreement is invalid, except to the extent that any such loss, liability, action, suit, judgment, demand, damage, cost or expense is caused by the gross negligence or willful misconduct of the Trustee, its officers, employees or agents.


                                   ARTICLE IV
                         TRUST FUND TAXES; TRUSTEE FEES;
                       OTHER COSTS OF TRUST ADMINISTRATION

     SECTION 4.01   Trust Fund Taxes.

     The Company shall from time to time pay taxes of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of its interests in the Trust Fund, the income ox any property forming a part thereof. To the extent that any taxes lawfully levied or assessed upon the Trust Fund are not paid by the Company, the Trustee shall contest the validity of such taxes in any manner deemed appropriate by the Company or its counsel, at Company expense, but only if it has received an indemnity bond or other security satisfactory to it to pay any such expense. The Company may itself contest the validity of any such taxes.

     SECTION 4.02   Trustee Fees; Other Trust Administration Expenses.

     The Trustee shall be entitled to compensation from the Company for its services as Trustee of the Trust, during any Funded Period as custodian of the assets of the Trust Fund and, following a Change in Control during any Funded Period, as investment manager of the assets of the Trust Fund, at such reasonable rates as may from time to time be agreed upon by the Trustee and the Company; provided, however, that such rates of fees as are in effect for such services on the effective date of this Trust Agreement shall not be increased for at least two years following the effective date of this Trust Agreement. In addition, the Company shall pay the expenses of administering the Trust. For purposes hereof, the expenses of administering the Trust shall include but not be limited to the following:

         (i)   the foregoing fees of the Trustee;

         (ii) the reasonable fees and expenses of the Trustee's legal counsel referred to in Section 3.02 hereof;

         (iii) the reasonable fees and expenses of the Trust
         Actuary and of the tax counsel and auditors referred to in
         Section 2.06 hereof;

         (iv) the reasonable expenses of each of the Participant Representatives and the reasonable fees and expenses of any legal counsel to any or all of the Participant Representatives which may from time to time be engaged by the Participant Representatives to advise any or all of them with respect to the construction of this Trust Agreement and their actions as Representative Participants; and

         (v) any losses, liabilities, damages, costs and expenses (including without limitation for reasonable attorney's fees and expenses) paid or incurred by the Trustee or the Participant Representatives for which the Company is obligated to provide indemnity pursuant to Section 3.07 or 7.08, respectively, and any expenses of Participants referred to in
         Section 7.04.

     Regardless of the provisions of Section 2.04 or the sufficiency of the Trust Fund to make future payments required hereunder, the Trustee shall liquidate assets of the Trust Fund, including by drawing under any Letter of Credit, to pay or to reimburse itself for any such compensation and expenses of Trust administration not paid by the Company. Such payment or reimbursement shall be made by the Trustee within 60 days after receipt by the Company of the Trustee's invoice for, and supporting documentation evidencing the nature and amount of, such compensation and expenses and, notwithstanding the foregoing, within 20 days after written demand is made on the Company by an indemnitee for advancement of expenses incurred by an indemnitee in defending any proceeding as to which the Company is obligated to provide indemnity under this Trust Agreement or, as to any Participant Representative, under the Company's Certificate of Incorporation, and within 20 days after receipt of the expense statement and direction of the Participant Representatives to reimburse Participant expenses as provided in Section 7.04 hereof. If the Trust Fund does not have sufficient funds to pay such amounts, the Company will pay them.

                                    ARTICLE V
                               CERTAIN DEFINITIONS

     As used in this Trust Agreement, in addition to other terms defined elsewhere herein, the following terms shall have the following meanings, unless the context clearly indicates otherwise:

     SECTION 5.01 "Change in Control" or "Change in Control of the Company" shall mean the first to occur of any one of the events described below:

     (a) Stock Acquisition. Any "person" (as such term is used in
Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), other than the Company or a corporation, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Company (a "Subsidiary"), or a trustee of an employee benefit plan sponsored solely by the Company and/or such a Subsidiary, is or becomes, other than by purchase from the Company or such a Subsidiary, the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities. Such a Change in Control shall be deemed to have occurred on the first to occur of the date securities are first purchased by a tender or exchange offeror, the date on which the Company first learns of acquisition of 20% or more of such securities, or the later of the effective date of an agreement for the merger, consolidation or other reorganization of the Company or the date of approval thereof by a majority of the Company's shareholders, as the case may be.

     (b) Change in Board. During any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fails to be elected by the shareholders of the Company.

     (c) Other Events. Any other event or series of events which, notwithstanding any other provision of this definition, is determined, by a majority of the outside members of the Board of Directors of the Company serving in office at the time such event or events occur, to constitute a Change in Control of the Company for purposes of this Trust Agreement. Such a Change in Control shall be deemed to have occurred on the date of such determination or on such other date as such majority of the outside members of the Board shall specify.

     The Board of Directors and the chief executive officer of the Company shall each have the duty to inform the Trustee of a Change in Control or of any event or events which they believe might occur which would constitute a Change in Control.

     Notwithstanding the foregoing definition, a Change in Control shall be deemed to have occurred for purposes of this Trust Agreement when the Trustee has actual knowledge from a reliable source of such Change in Control. For this purpose, notice from the Company or Participant Representatives or a report filed with the Securities and Exchange Commission, a public statement issued by the Company, or a periodical of general circulation, including but not limited to The

New York Times or The Wall Street Journal shall be deemed to be a reliable source upon which the Trustee may rely. The Trustee has no affirmative obligation or duty to inquire about, investigate or consult the foregoing sources for purposes of determining whether a Change in Control has occurred.

     SECTION 5.02 "Company Stock" shall mean the common stock, par value $1.00 per share, of and issued by the Company, or any successor securities thereto; and shall be treated as having been contributed to the Trust for purposes of
Section 1.01 hereof if such Company Stock is
     (a) owned by the Trust and is represented by stock certificates registered in the name of and in the custody of the Trustee for the benefit of the Trust, or is reflected by book entry registration in the name of the Trustee for the benefit of the Trust on the books of the transfer agent and registrar for the Company Stock; or
     (b) reserved under a Company Stock Agreement.

     SECTION 5.03 "Company Stock Agreement" shall mean a written agreement of the Company with the Trustee under which the Company agrees to reserve Company Stock for contribution to the Trust, receipt of a copy of which agreement has been acknowledged by the transfer agent and registrar for the Company Stock.

     SECTION 5.04 "Current Plan Termination Liability" shall mean that amount which is or would have been sufficient to make all payments that are or would have been due and payable under the Plans to all Participants, assuming the Plans and the employment of all Participants had been terminated and all Plan accrued benefits had vested (and using the Benefit Calculation Schedule and Participant Information then applicable to the Plans and, as to all defined benefit Plans, the assumptions set forth in Exhibit C hereto), as of the end of the most recently concluded calendar quarter or other date as of which the calculation of Current Plan Termination Liability is required or permitted to be made in accordance with this Trust Agreement.

     SECTION 5.05 "Designated Beneficiary" shall mean the person designated by the Participant under each Plan as his or her beneficiary as indicated in the applicable Participant Information. Such person shall succeed to all of the rights of such Participant under this Trust Agreement upon such Participant's death with respect to the amounts of benefits to which such person is entitled under the terms of the Plan upon the Participant's death. The term "Participant" as used in this Trust Agreement shall include the Designated Beneficiary from and after the Participant's death.

     SECTION 5.06 "Determination of Taxability" shall mean and shall be deemed to have occurred on the earlier of (a) the Internal Revenue Service (the "IRS") taking the written position, either through revenue rulings, letter rulings or other similar pronouncements, or the Code being amended in such a manner that the Trust would not be a "grantor trust", if such position would result in the principal and income of the Trust Fund being treated as income of the Participants, or (b) a Participant's receipt of a statutory notice of deficiency (90-day letter) from the IRS which notice assesses an additional income tax by reason of the Participant's failure to include in his gross income any amounts in respect of any assets of the Trust Fund because of the existence of the Trust Fund prior to the date any amounts are payable to such Participant pursuant to this Trust Agreement. The determination as to whether either of the foregoing events has occurred shall be made by the Company or its successors with the concurrence, in writing, in that determination by the independent auditors to the Company, and in the event of a disagreement between the Company and those auditors, the Trust Fund shall be distributed as provided for in Section 2.02; provided, however, prior to a Change in Control, the Company may, in the event of an occurrence specified in (b) above, elect to challenge such assessment of additional tax on behalf of the affected Participant by whatever administrative or judicial means it deems appropriate, in which case a Determination of Taxability will not be deemed to have occurred until a final adverse determination is made without further right of appeal or judicial challenge or the Company determines to cease its challenge. If the Company elects to challenge such a determination, it shall pay directly or reimburse the Participant for all expenses of such challenge including any Tax Penalties incurred during the period beginning with the issuance of such 90-day letter and ending when the tax is paid or, if earlier, payment is made under Section 2.02 hereof, if the Participant does not unreasonably refuse to cooperate with the Company in its challenge of such tax. The Company shall keep the Participant informed of developments in the Company's challenge of such tax as is reasonably required to enable the Participant to cooperate with the Company in such challenge.

     SECTION 5.07 "Insolvent" as to the Company shall mean

          (i) the Company is unable to pay its debts as such debts become due, or

          (ii) the Company is subject to a pending proceeding as a debtor under the Federal Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended, or any successor statute.

     SECTION 5.08 "Letter of Credit" shall mean a standby irrevocable letter of credit delivered to the Trustee by a bank satisfying the requirements of Subsection 3.04(e) hereof (which bank may not be the Trustee) which has a fixed term of at least one year and provides for the payment of at least the Trust Amount. The Letter of Credit shall permit the Trustee to draw thereunder at any time that the Company is not "Insolvent" (a) prior to a Change in Control, amounts sufficient to pay any amount due and payable under Subsection 2.02(a) or
Section 4.02 of this Trust Agreement upon and after the Company's failure to make any such payment required to be made by the Company under such Section within the time required thereunder, and the entire Trust Amount upon and after the Company's failure to maintain or obtain a replacement Letter of Credit and/or to contribute cash to the Trust Fund in the amount of the Trust Amount as and by the time required by Subsection 1.01(a) of this Trust Agreement, and (b) the entire Trust Amount upon and after the Company's failure, as of 10:30 a.m. Eastern Standard or Daylight Savings Time (whichever is prevailing in Philadelphia, Pennsylvania) on the day on which the Change in Control of the Company occurs, to have made the payment required to be made by the Company under Subsection 1.01(c) of this Trust Agreement. The Letter of Credit shall be transferable to any successor Trustee. The term "Letter of Credit" as used in this Trust Agreement shall include the initial and all replacement and additional Letters of Credit conforming to the requirements of this definition.

     SECTION 5.09 "Minimum Trust Amount" shall mean (a) 140% of the Current Plan Termination Liability or (b) at any time after the Plans have been terminated, the Current Plan Termination Liability plus a reasonable reserve, in an amount agreed to by the Trustee, Trust Actuary and Participant Representatives, sufficient to provide for all expenses and other costs of maintaining, administering and terminating the Trust and of paying all amounts required by this Trust Agreement, including without limitation, all reasonable fees and expenses of the Trustee, the Trust Actuary and the Participant Representatives. For purposes of this definition, "termination of the Plans" means any action, occurrence or event the effect or result of which is that no further benefits shall accrue to or for any Participant under any Plan, disregarding for this purpose any future vesting of benefits accrued under any Plan as of the date of such action, occurrence or event and any additional benefits which may accrue under any plan which is similar or succeeds any Plan.

     SECTION 5.10 "Participant Information" shall mean (i) the name and date of birth of each Participant and of such Participant's Designated Beneficiary under the applicable Plan, (ii) the home address of each Participant and, if different, of the Participant's Designated Beneficiary, (iii) the vesting service and credited service and amount of compensation which would be the basis for calculating each Participant's benefit under the applicable Plan, (iv) the Participants (a) currently receiving Plan annuity benefit payments and (b) who have elected but not yet received a lump sum benefit payment under a Plan and the respective amounts of such annuity and lump sum benefits, and (v) such other information as may be necessary or appropriate to enable the Plan Actuary to calculate the Plan benefits to which each Participant is entitled.

     SECTION 5.11 "Participant Representatives" shall mean initially those four individual Participants named in Exhibit D attached hereto. Any such person may elect at any time while he is a Participant not to continue as a Participant Representative by giving written notice thereof to the Trustee, the Company and the other Participant Representatives and appointing another Participant to replace himself as a Participant Representative by naming such Participant in such notice. In the event that any such resigning Participant Representative fails or is unable for any reason (including due to his death or mental incapacity) to appoint an individual to replace himself as a Participant Representative or ceases to be a Participant in a Plan, the remaining Participant Representatives shall designate-another Participant as his replacement by giving notice in writing to the Trustee of said replacement. Any appointment of a replacement Participant Representative shall be deemed accepted and effective if the written notice to the Trustee thereof is appropriately countersigned by such newly appointed Participant Representative and, until such time, actions taken by the remaining Participant Representatives shall be effective for all purposes of this Trust Agreement. In case of the inability or refusal of the Participant Representatives to act to appoint replacement Participant Representatives, the Trustee shall be entitled to petition a court of competent jurisdiction to appoint Participant Representatives.

     SECTION 5.12 "Savings Plan" shall mean the Air Products and Chemicals, Inc. Retirement Savings and Stock Ownership Plan or, if such plan ceases to exist, any other broad-based employee benefit plan of the Company as designated by the Company.

     SECTION 5.13 "Trust Actuary" shall mean such consulting actuary or firm of consulting actuaries (who is or are Enrolled Actuaries and Fellows in the Society of Actuaries) as the Trustee shall from time to time select, with the written consent of the Participant Representatives, to perform for and under contract with the Trustee the functions required of the Trust Actuary as provided in this Trust Agreement. The Participant Representatives shall have the right to direct the Trustee at any time to remove the actuary or firm of actuaries then serving as Trust Actuary, whereupon the Trustee shall select a new Trust Actuary, again with the written consent of the Participant Representatives. If the Trustee fails to appoint a Trust Actuary, the Participant Representatives may select and appoint an actuary or firm of actuaries to serve as Trust Actuary.


                                   ARTICLE VI
                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.01   Termination.

     This Trust Agreement may be terminated by the Company only upon payment in full of all Plan benefits to all Participants according to the provisions of the Plans as to timing and amount of benefits, upon funding of the entire applicable Trust Amount for the purpose of paying Plan benefits under a trust or trusts qualified under Section 401 of the Code or with the written consent of the Participant Representatives. In addition, this Trust Agreement shall terminate following a Determination of Taxability as provided in Section 2.02 (except that prior to a Change in Control the Company may elect instead by action of its Employee Benefit Plans Committee or a successor committee with oversight responsibility for the administration of the Plans, to revoke this Trust Agreement if doing so will avoid the Trust Fund being treated as income of the Participants). Promptly upon any such termination or revocation of this Trust Agreement, the Trustee shall so notify the issuing bank.

     SECTION 6.02   Amendment and Waiver.

     (a) Prior to a Change in Control. Except as set forth in this Subsection 6.02(a), this Trust Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Trustee, with the written consent of the Participant Representatives. Without limiting the generality of the foregoing, this Trust Agreement may be amended, as aforesaid, to change or add to the permitted forms of contributions to the Trust specified in Subsection 1.01(d), the permitted forms of investments of the Trust Fund specified in Subsection 1.02(a), the required terms and conditions of replacement Letters of Credit as defined in Section 5.06, and the assumptions for calculating the Current Plan Termination Liability set forth in Exhibit C attached hereto. In addition, the Company and the Trustee, with the written consent of the Participant Representatives, may at any time waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the Company, the Trustee or the Participant Representatives to any such amendment or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party and all of the Participant Representatives.

     Notwithstanding the foregoing, any such amendment or waiver may be made by written agreement of the Company and the Trustee without obtaining the consent of any Participants including the Participant Representatives if such amendment or waiver is necessary to prevent the assessment of income tax on any Participants with respect to the Trust Fund prior to the date amounts are payable to Participants from the Trust Fund, or does not operate to adversely affect the rights of any Participant under this Trust Agreement with respect to Plan rights and benefits existing, vested in or accrued with respect to such Participant prior to the date of such amendment or waiver. Without limiting the generality of the immediately preceding sentence, the Company and the Trustee may amend this Trust Agreement without obtaining the consent of any Participants to: increase the Trust Amount as provided in Subsection 1.01 (a) hereof; add to the covenants and agreements of the Company contained in this Trust Agreement other covenants and agreements thereafter to be observed; surrender any right or power herein reserved to or conferred upon the Company; or cure any ambiguity or omission or cure, correct or supplement any defect or inconsistent provision contained in this Trust Agreement.

     No such amendment or waiver relating to this Trust Agreement may be made with respect to a particular Participant unless such Participant has agreed in writing to such amendment or waiver. Any amendment made in accordance with this Subsection 6.02(a) may by its terms be retroactive. Any amendment to or waiver under this Trust Agreement permitted by this Subsection 6.02(a) may be approved on behalf of the Company by action of its Employee Benefit Plans Committee or other committee with oversight authority to administer the Plans.

     (b) On and After a Change in Control. This Trust Agreement may not be amended by the Company or its successor or by the Trustee except as may be required by applicable law or with the written consent of the Participant Representatives.


                                   ARTICLE VII
                               GENERAL PROVISIONS

     SECTION 7.01   Further Assurances.

     The Company shall, at any time and from time to time, upon the reasonable request of the Trustee, execute and deliver such further instruments and do such further acts as may be necessary or proper to effectuate the purposes of this Trust Agreement.

     SECTION 7.02   Entire Agreement; Severability.

     This Trust Agreement and the Plans and, while in effect, any Company Stock Agreement, together set forth the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, arrangements and understandings relating thereto. In the event that any provision of this Trust Agreement or the application thereof to any person or circumstances shall be determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

     SECTION 7.03   Notices, etc.

     Any notice, report, request, demand, waiver or consent requested, required or permitted hereunder shall be in writing and shall be given personally or by prepaid, registered or certified mail, return receipt requested, addressed as follows:

    If to the Company:

          Air Products and Chemicals, Inc.
          7201 Hamilton Boulevard
          Allentown, PA  18195-1501

          Attention:  Corporate Secretary

     If to the Trustee:

          PNC Bank, N.A.
          Investment, Management and Trust Division
          398 North Main Street
          Doylestown, PA  18901-3447

          Attention:  Peter M. Van Dine, Vice President

     If to a Participant, to the address of such person as listed next to his or her name as shown on Exhibit B hereto or, if different or as to future additional Participants, in the most recent Participant Information.

     If to the Participant Representatives, to the address indicated on Exhibit D or hereafter specified by written notice from the Participant Representatives, and if to a person designated by the Participant Representatives, to the address of such person specified in such designation.

     A notice shall be deemed received upon the date of delivery if given personally or, if given by mail, upon the receipt thereof.

     Any action of the Company pursuant to this Trust Agreement, including all orders, directions, instructions, approvals and objections of the Company to the Trustee, shall be in writing signed on behalf of the Company by its Vice President - Human Resources. Any information, request, certified Plan or Plan amendment, Benefit Calculation Schedule or Participant Information or other document or material delivered to the Trustee shall be in writing and may be signed by the Company's Vice President - Human Resources or any other duly authorized officer or employee of the Company or, to the extent applicable under this Trust Agreement, by the Participant Representatives or a person designated by the Participant Representatives.

     SECTION 7.04   Trust Beneficiaries.

     The Company shall have the right to enforce any provision of this Trust Agreement prior to a Change in Control and, on or after a Change in Control, any Participant shall have the right as a beneficiary of the Trust to enforce all terms and provisions of this Trust Agreement with the same force and effect as if such person were a party hereto, except to the extent actions are required to be taken or consented to by the Participant Representatives. Notwithstanding the foregoing, no Participant shall have any beneficial ownership interest in or preferred claim as to any portion of the Trust Fund prior to receiving payment therefrom, since the rights of Participants hereunder are unsecured contractual rights only.

     The Participants in each Plan as of the date hereof are listed in the initial Participant Information delivered to the Trustee by the Company concurrently herewith. As new persons become Participants in the Plans from time to time, they shall be included in the next following update of the Participant Information delivered to the Trustee by the Company.

     It shall be the responsibility of the Company, without recourse to the Trust Fund, to reimburse any expenses (including attorneys' fees) incurred by a Participant after a Change in Control in connection with the enforcement of any rights hereunder of such Participant. If the Company fails or refuses to make such reimbursement, in whole or in part, within 20 days after receipt of demand therefor accompanied by appropriate documentation of such fees or other expenses, such Participant may, without prejudice to his right to receive full reimbursement from the Company, demand payment of such amount from the Trust Fund, in which case the Trustee, upon receipt from the Participant Representatives of a written direction to pay, shall make such payment as soon as practicable.

     SECTION 7.05   Necessary Parties in Actions Affecting the Trust.

     In any action, proceeding or judgment affecting the Trust the only necessary parties shall be the Company and the Trustee prior to a Change in Control and the Trustee and the affected Participants on and after a Change in Control and, except as otherwise required by applicable law, no other person shall be entitled to any notice or service of process. Any judgment entered shall to the maximum extent permitted by applicable law be binding and conclusive on all persons having or claiming to have any interest in the Trust.

     SECTION 7.06   Successors; Non-Alienation.

     (a) This Trust Agreement shall be binding upon and inure to the benefit of the Company and the Trustee and their respective successors and assigns.

     (b) Any corporation into which the Trustee or the Company may be merged or with which it may be consolidated, or any corporation resulting from any merger, reorganization or consolidation to which the Trustee or the Company may be a party, or any corporation to which all or substantially all of the trust business of the Trustee or the business of the Company may be transferred shall be the successor of the Trustee or the Company hereunder without the execution or filing of any instrument or the performance of any act.

     (c) Except insofar as applicable law may otherwise require or as provided in Section 2.03 hereof, (i) no amount payable to or in respect of any Participant at any time under the Trust shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, garnishment, charge, encumbrance, execution or levy of any kind, and any attempt to so alienate, sell, transfer, assign, pledge, attach, garnish, charge, execute, levy or otherwise encumber any such amount, whether presently or thereafter payable, shall be void, and (ii) the Trust Fund shall in no manner be liable for or subject to the debts, liabilities, contracts, engagements or torts of any Participant.

     SECTION 7.07   Parties Interested Herein.

     Nothing in this Trust Agreement expressed or implied is intended or shall be construed to confer upon, or to give to, any person, other than the Company, the Trustee and the Participants, any right, remedy or claim under or by reason of this Trust Agreement or any covenant, condition or stipulation, promise or agreement contained herein.

     SECTION 7.08 No Personal Liability; Indemnification of Participant Representatives.

     To the maximum extent permitted by applicable law as the same exists or may hereinafter be amended to further eliminate or limit the personal liability of such persons, no personal liability whatsoever shall attach to or be incurred by any employee, officer or director of the Company, the Trustee or the Trust Actuary, as such, or by any Participant Representative under or by reason of the terms or conditions contained in or implied from this Trust Agreement.

     In consideration of and to induce the services of the Participant Representatives referred to in this Trust Agreement, the Company shall pay and shall defend, indemnify and save harmless each person who is or was at any time a Participant Representative, together with his respective heirs, executors and administrators, from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by the indemnitee in defending and investigating same) of any nature arising because of his status or election to discontinue as a Participant Representative or relating to any action by or any failure to act by the Participant Representative in such capacity or the transactions contemplated by this Trust Agreement, including, but not limited to, any claim made by a Participant, the Trustee or Trust, or the Company and any claim made, whether before or after a Change in Control, by the Company or its successor that this Trust Agreement is invalid, except to the extent that any such loss, liability, action, suit, judgment, demand, damage, cost or expense is caused by acts or omissions not in good faith, the intentional misconduct or the knowing violation of law by the Participant Representative.

     The rights of the Participant Representatives under this Section 7.08 are not exclusive of any other right which the Participant Representatives may have or hereafter acquire under any statute, the Company Certificate of Incorporation, by-law, agreement, vote of Company stockholders or disinterested directors of the Company, insurance policy or otherwise, and shall survive the resignation of any Participant Representative from his position as such. No modification to or deletion of this Section 7.08 by the Company shall adversely affect any right or protection of a Participant Representative existing at the time of such modification or deletion, without the written consent of such Participant Representative. Each Participant Representative shall have the right as a third party beneficiary of this Trust Agreement to enforce the terms and provisions of this Section 7.08 and Section 4.02 of this Trust Agreement with the same force and effect as if such person were a party hereto.

     SECTION 7.09   Texts of Plans and Plan Amendments.

     The Company has delivered true and complete copies of all Plan texts, amendments and descriptions to the Trustee, as well as of a true and complete copy of the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees (the "Pension Plan") and the summary plan description thereof. The Company shall provide to the Trustee a copy of each amendment to any of the Plans and of the Pension Plan, promptly following the effective date thereof, together with a certification of the completeness and accuracy thereof and, following a Change in Control should the Company fail to do so, the Participant Representatives may supply and certify such amendments to the Trustee, whereupon the Trustee shall supply a copy thereof to the Company.

     SECTION 7.10   Titles.

     Titles to the Articles and Sections of this Trust Agreement are included for convenience only and shall not control the meaning or interpretation of any provision of this Trust Agreement, except that the Subsection headings including the language "Prior to a Change in Control." and "On and After a Change in Control" shall control the interpretation and meaning of the respective Subsections since the provisions thereof shall be applicable only as and when indicated by such headings.

     SECTION 7.11   Applicable Law.

     This Trust is created and accepted in the Commonwealth of Pennsylvania. To the maximum extent consistent with applicable law, this Trust Agreement and the Trust established hereunder and the acts and transactions of the parties hereto and their respective successors, as well as of the Participant Representatives, shall be governed and construed, enforced, administered, and determined in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent preempted by applicable federal law, and the Trustee shall be liable to account only in the courts of that state.

     SECTION 7.12   Counterparts.

     This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be the original although the others shall not be produced.

     IN WITNESS WHEREOF, the parties have executed this TRUST AGREEMENT as of the date first written above.

                                 AIR PRODUCTS AND CHEMICALS, INC.


Attest:                          By:    /s/ J. P. McAndrew
                                      -----------------------------
                                      J. P. McAndrew
                                      Vice President -
                                      Human Resources
/s/Karen G. Wright
-------------------------------
     Assistant Secretary


                                 PNC BANK, N.A.


Attest:                          By:    /s/ Peter M. Van Dine
                                      -----------------------------
                                      Vice President

     IN WITNESS WHEREOF, the undersigned Participant Representatives have executed this Trust Agreement in evidence of their consent to the amendments made thereto as of August 1, 1999 which are incorporated herein.


                                 /s/  W. D. Brown
                                 ----------------------------------------
                                 W. D. Brown
                                 Participant Representative

                                 /s/ Leo J. Daley
                                 ----------------------------------------
                                 L. J. Daley
                                 Participant Representative

                                 /s/ J. J. Kaminski
                                 ----------------------------------------
                                 J. J. Kaminski
                                 Participant Representative

                                 /s/ J. P. McAndrew
                                 ----------------------------------------
                                 J. P. McAndrew
                                 Participant Representative

                             COMPANY STOCK AGREEMENT

COMPANY STOCK AGREEMENT, (the "Agreement") by and between AIR PRODUCTS AND CHEMICALS, INC., a Delaware corporation, and PNC BANK, N.A., a national banking association, as trustee (the "Trustee"), under those certain Amended and Restated Trust Agreements between said parties effective 1 August 1999 (collectively, the "Trust Agreements");

     WHEREAS, capitalized words used in this Agreement shall have the meanings set forth in the Trust Agreements except as otherwise provided herein;

     WHEREAS, the Company (and SCWC Corp. as to the SCWC Corp. Retirement Plan and, together Air Products and Chemicals, Inc., the "Company") is obligated under the Plans to provide benefits to certain employees and past employees of the Company and certain of its subsidiaries;

     WHEREAS, since the payment of benefits to be made and the obligations of the Company under the Plans are not funded or otherwise secured, the Company entered into the Trust Agreements to assure that future payment of said benefits will not be improperly withheld including in the event of a Change in Control of the Company;

     WHEREAS, each of the Trust Agreements permits the Company to amend the Trust Agreement to increase the Trust Amount at which the Trust Fund under each Trust is to be maintained, at any time by written notice to the Trustee from the Company and contribution of assets to the Trust sufficient to pay such increased Trust Amount, such increase and amendment to be effective upon written acceptance by the Trustee of such notice and contribution of assets;

     WHEREAS, the Trust Amounts under the Trust Agreements currently aggregate $68,000,000, and the Trust Amounts as of 1 May 2001 are expected to aggregate $96,600,000, specifically, as estimated by the Trust Actuary for the Pension Plan, $87,000,000; by the Plan Administrator for the Savings Plan, $8,100,000; and by the SCWC Corp. Retirement Plan Committee for the SCWC Pension Plan, $1,500,000 (respectively, the "New Trust Amounts");

     WHEREAS, upon execution of this Agreement the Trust Amounts under the Trust Agreements will be increased to the New Trust Amounts, after which the Company will be obligated under the Trust Agreements to maintain the Trust Funds at levels at least equal to the New Trust Amounts;

     WHEREAS, each of the Trust Agreements permits the contribution to and investment of Trust assets prior to a Change in Control in the form of Company Stock in addition to Letters of Credit and cash; and provides that Company Stock shall be treated as having been contributed to the Trust if such Company Stock is reserved for contribution to the Trust as evidenced by written agreement of the Company with the Trustee under which the Company agrees to reserve Company Stock for contribution to the Trust, receipt of a copy of which agreement has been acknowledged by the transfer agent and registrar for the Company Stock; and

     WHEREAS, it is the intention of the parties hereto that this Agreement shall constitute such a Company Stock Agreement as defined in, and for all purposes under, the Trust Agreements;

     NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1. The Company hereby gives notice to the Trustee that the Trust Amounts shall be increased to the New Trust Amounts and, by this Agreement, contributes assets to each Trust Fund within the meaning of and as permitted by the Trust Agreement, sufficient to pay the respective New Trust Amount under each Trust Agreement; and the Trustee hereby accepts such notice and contribution of assets to each Trust.

2. The Company covenants and agrees with the Trustee that it will cause all action to be taken which is necessary to maintain for prompt transfer to the Trustee for holding in the Trust under each Trust Agreement Company Stock with a fair market value (valued as provided in the Trust Agreement) at least equal to the respective New Trust Amount for such Trust (subject only to the claims of the Company's general creditors under federal and state law in the event of the Company's "Insolvency" as defined in the Trust Agreement).

3. Attached to this Agreement is a true and complete copy of the Certification and Direction initially directing Company Stock to be reserved for future contribution to the Trusts in accordance with this Agreement and the Trust Agreements.

4. This Agreement shall be governed and construed, enforced, administered, and determined in accordance with the laws of the Commonwealth of Pennsylvania.

5. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be the original although the others shall not be produced.

     IN WITNESS WHEREOF, the parties have executed this AGREEMENT as of the date first written above.

                                 AIR PRODUCTS AND CHEMICALS, INC.


Attest:                          By:    /s/ Leo J. Daley
                                      -----------------------------
                                      Vice President - Finance
/s/ Karen G. Wright
-------------------------------
     Assistant Secretary


                                 PNC BANK, N.A.


Attest:                          By:  /s/ Peter M. Van Dine
                                      -----------------------------
                                      Vice President



ACKNOWLEDGEMENT OF RECEIPT

     The undersigned, Fred T. Meyers, Assistant Vice President of First Chicago Trust Company of New York ("First Chicago"), stock transfer agent and registrar for the common stock of Air Products and Chemicals, Inc., hereby acknowledges receipt of this Company Stock Agreement on behalf of First Chicago on this ____ day of ____, 1999.

                                 First Chicago Trust Company of New York



                                 By:  /s/ Frederick T. Meyers
                                      -----------------------------
                                      Assistant Vice President